Exhibit 19.1
INSIDER TRADING POLICY
THIS POLICY WAS APPROVED BY THE BOARD ON FEBRUARY 6, 2025
PURPOSE
ZipRecruiter, Inc. (“ZipRecruiter,” “we,” “us” or “our”) is committed to promoting high standards of honest and ethical business conduct and compliance with laws, rules and regulations. Because stock is an important part of ZipRecruiter’s compensation program, our Board of Directors (“Board”) has adopted this Insider Trading Policy (“Policy”) governing the purchase, sale and other dispositions of our securities by the individuals and entities covered by this policy to promote compliance with insider trading laws, rules and regulations, as well as applicable stock exchange listing standards.
Insider trading happens when someone who is in possession of material nonpublic information (“MNPI”) trades securities on the basis of that information or discloses MNPI to someone else who trades on the basis of that information.
If you are considering trading our stock or other securities, please keep these three key points in mind:
●Never buy or sell our securities when in possession of MNPI;
●Keep all MNPI confidential, including from your family and friends; and
●When in doubt about whether you have MNPI, ask before trading.
You are responsible for understanding and following this Policy and for the consequences of any actions you may take. Our insider trading compliance officer, as designated by the Board, a committee thereof or an executive officer of ZipRecruiter (the “Compliance Officer”), will assist with implementing, interpreting and enforcing this Policy, pre- clearing trading activities of certain people, and pre-approving any 10b5-1 Plans (as discussed more fully later in this Policy); provided that if the designated Compliance Officer’s service with ZipRecruiter is terminated, or no one else has been designated as a Compliance Officer by the Board, a committee thereof or an executive officer of ZipRecruiter, then the General Counsel will be deemed to be the Compliance Officer for the purposes of this Policy.
PERSONS COVERED BY THIS POLICY
This Policy applies to our employees, contractors, consultants and Board members, as well as to their immediate family members, people sharing their households and anyone subject to their influence or control. It applies as well to entities such as venture capital funds, partnerships, trusts and corporations which are associated or affiliated with our employees, contractors, consultants and Board members.
An “immediate family member” under this Policy means any child, stepchild, parent, stepparent, spouse, domestic partner, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of a person security holder, and includes any person (other than a tenant or employee) sharing the household of that person. We will refer to all of these individuals and entities to whom this Policy applies individually as “you” and “Insider” and collectively as “Insiders.”
Additional trading restrictions in this Policy apply to our officers (as defined in Rule 16a- 1(f) of the Securities Exchange Act of 1934, as

amended (the “Exchange Act”)) and directors (together with the officers, the “Section 16 Insiders”) and to the individuals listed on Exhibit A (“Designated Insiders”) who are not
Section 16 Insiders but who have regular access to MNPI in the normal course of their job. The list of Designated Insiders may be modified by our Compliance Officer.
If you are aware of MNPI when your employment or service relationship with ZipRecruiter ends, you still may not trade our securities until that MNPI has become public or is no longer material.
Additionally, ZipRecruiter will not transact in its securities unless in compliance with U.S. securities laws.
WHAT THIS POLICY COVERS
The primary purpose of this Policy is to prevent people who are in possession of MNPI from trading in our stock or other securities on the basis of that MNPI or disclosing MNPI to someone else who trades on the basis of that information.
“Material information” is information about ZipRecruiter, positive or negative, that a reasonable stockholder would consider important in making a decision to purchase or sell ZipRecruiter’s securities. Material information can be positive or negative and can relate to virtually any aspect of ZipRecruiter’s business or its securities.
Examples of material information may include:
●historical or forecasted revenues, earnings or other financial results;
●significant new products or services or other product developments;
●significant new contracts or partners or the loss of a significant contract or partner;
●significant developments regarding
ZipRecruiter’s technology or business operations;
●possible mergers or acquisitions or dispositions of significant subsidiaries or assets;
●major new litigation or regulatory inquiries or developments in existing litigation or inquiries;
●significant cybersecurity incidents or data breaches;
●significant developments in borrowings, or financings or capital investments;
●significant changes in financial condition or asset value or liquidity issues;
●restatements of historical financial statements;
●changes in our Board or senior management;
●significant changes in corporate strategy;
●changes in accounting methods and write- offs; and
●stock offerings, stock splits or changes in dividend policy.

This list is illustrative only and is not intended to provide a comprehensive list of circumstances that could result in material information. Determination of what may constitute material information will depend upon the facts and circumstances in each particular situation.

“Nonpublic” means that the confidential information has not yet been shared broadly outside ZipRecruiter. Please remember as well that we may possess confidential information relating to or belonging to our customers, partners or other third parties and that it is equally important that we treat this information with the same care with which we treat our own information. If you are not sure whether information is considered public, you should either consult with our Compliance Officer or assume that the information is nonpublic and treat it as confidential.
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This Policy applies to all transactions involving our securities, including common stock, restricted stock units (“RSUs”), options and warrants to purchase common stock and any other debt or equity securities ZipRecruiter may issue from time to time, such as bonds, preferred stock, convertible notes, as well as to derivative securities relating to ZipRecruiter’s securities, whether or not issued by ZipRecruiter, such as exchange-traded options.
PROHIBITED ACTIVITIES AND OTHER RESTRICTIONS
Insider Restrictions
The following is a list of prohibited activities for all Insiders:
●Trade our securities while in possession of MNPI (other than pursuant to a 10b5- 1 Plan entered into in accordance with this Policy).
●Trade our securities outside of a Trading Window or during a Blackout Period designated by our Compliance Officer (other than pursuant to a 10b5-1 Plan entered into in accordance with this Policy). See the definition of “Trading Window” and “Blackout Period” below.
●Unless approved in advance by our Compliance Officer, make a gift, charitable contribution or other transfer without consideration, of our securities during a period when the Insider cannot trade.
●Share MNPI with any outside person, unless required by your job and such person is under NDA, or as authorized by our Compliance Officer.
●Directly or indirectly communicate MNPI to anyone within ZipRecruiter except on a need-to-know basis.
●Give trading advice about ZipRecruiter, unless the advice is to tell someone not to trade our securities because the trade would violate this Policy or the law.
●Other than the exercise of equity awards issued by us, engage in transactions involving options or other derivative securities on our stock, such as puts and calls, whether on an exchange or in any other market.
●Engage in hedging or monetization transactions involving our securities, such as zero cost collars and forward sale contracts, or contribute our securities to exchange funds in a manner that could be interpreted as hedging in our stock.
●Engage in short sales of our securities, meaning a sale of securities that you do not own, including short sales “against the box.”
●Use or pledge our securities as collateral in a margin account or as collateral for a loan unless the pledge has been approved by our Compliance Officer and is conducted in accordance with any applicable policy or guidelines of the Company regarding pledging.
●Distribute our securities to limited partners, general partners or stockholders of any entity outside of a Trading Window or during a Blackout Period, unless those limited partners, general partners or stockholders have agreed in writing to hold the securities until the next open Trading Window.
●Engage in any of the above activities for securities you own in any other company if you have MNPI about that company obtained in the course of your service to ZipRecruiter.

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Additional Restrictions Applicable to Section 16 Insiders and Designated Insiders
In addition to the restrictions noted above and elsewhere in this Policy, Section 16 Insiders and Designated Insiders must also comply with the following:
We recommend Section 16 Insiders trade in our securities pursuant to a 10b5-1 Plan entered into in accordance with this Policy.
If you are a Section 16 Insider or a Designated Insider, prior to trading our securities other than pursuant to a 10b5-1 Plan, you must obtain pre- approval from our Compliance Officer (or in the case of the Compliance Officer, by a different Section 16 Insider, our Chief Executive Officer, President, General Counsel, the Chief Financial Officer or principal accounting officer) by: (a) providing written notification of the amount and nature of the proposed trade, (b) certifying no earlier than two business days prior to the proposed trade that you have no MNPI and, to your knowledge, you will have no MNPI as of the proposed trade date and (c) receiving email confirmation from our Compliance Officer approving the trade, which approval can be granted or denied at his or her discretion. You may satisfy (a) and (b) by emailing the required information and certification to our Compliance Officer and must notify the Compliance Officer promptly via email of any changes to the certification in (b) prior to the proposed trade. Notwithstanding receipt of pre-clearance, if the Section 16 Insider or Designated Insider becomes aware of MNPI, or becomes subject to a blackout period before the transaction is effected, the transaction may not be completed.
Pre-clearance should not be understood to represent legal advice by ZipRecruiter that a proposed transaction complies with the law. None of ZipRecruiter, the Compliance Officer, or ZipRecruiter’s other employees will have any liability for any delay in reviewing, or refusal of, a request for pre-clearance.
Exceptions to Prohibited Activities
The trading restrictions of this Policy do not apply to the following:
●401(k) Plan. Investing 401(k) plan contributions in a company stock fund in accordance with the terms of our 401(k) plan. However, any changes in your investment election regarding
ZipRecruiter’s securities are subject to trading restrictions under this Policy.
●ESPP. Purchasing our stock through periodic, automatic payroll contributions, or making election changes, under our Employee Stock Purchase Plan. However, any sales of stock acquired under the ESPP are subject to trading restrictions under this Policy.
●Options. Exercising stock options granted under our equity incentive plans for cash or by delivering to ZipRecruiter previously owned ZipRecruiter stock or through a net exercise of a stock option that is permitted by ZipRecruiter’s equity incentive plans and that does not involve a sale of shares in the open market. Payment of taxes in connection with exercising stock options granted under our equity incentive plans pursuant to net withholding arrangements approved by ZipRecruiter for the payment of taxes upon the exercise of stock options and that does not involve a sale of shares in the open market. However, the sale of any shares issued on the exercise of ZipRecruiter- granted stock options, as well as any cashless exercise of ZipRecruiter- granted stock options in which stock is sold on the open market to pay the
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exercise price or taxes (i.e., “same-day sales”) are subject to trading restrictions under this Policy.
●RSUs. The settlement of RSUs pursuant to a net settlement or a “sale to cover” for non-discretionary, automatic tax withholdings initiated and approved by ZipRecruiter for the payment of taxes upon the vesting of RSUs.
Other Legal Restrictions
The trading prohibitions of this Policy are not the only stock-trading rules and regulations you need to follow. You should be aware of additional prohibitions and restrictions set by contract or by federal and state securities laws and regulations (e.g., contractual restrictions on the resale of securities, rules on short swing trading by Section 16 Insiders, compliance with Rule 144 under the Securities Act of 1933, as amended, and others). Any Insider who is uncertain whether other prohibitions or restrictions apply should ask our Compliance Officer.
WHEN TRADING IS ALLOWED
To promote compliance with insider trading laws, we have designated periods where Insiders can trade in our securities, which are described below:
Trading Windows and Blackout Periods
●You Can Only Trade in a Trading Window. Other than pursuant to a 10b5- 1 Plan, Insiders are allowed to trade our securities only during a trading window period, which opens after the close of trading on the next full trading day following the widespread public release of our quarterly or year-end operating results, and closes at the close of trading on the fifteenth calendar day of the third month of the then-current quarter or, if such date falls on a non-trading day, at the close of trading on the next succeeding trading day (the “Trading Window”). For example, if we publicly announce our quarterly financial results after close of trading on a Monday (or before trading begins on a Tuesday), then the first time an Insider can trade our securities is after the close of market on Tuesday (effectively at the opening of the market on Wednesday for regular trading). However, if we announce quarterly financial results after trading begins on that Tuesday, then the first time the Insider can trade is after the close of market on Wednesday (effectively at the opening of the market on Thursday for regular trading).
●Even During a Trading Window, You Are Not Allowed to Trade While in Possession of MNPI. Even during a Trading Window, you still may not trade our securities if you possess MNPI at that time. An Insider who possesses MNPI during a Trading Window may only trade our securities after the close of trading on the next full trading day following our widespread public release of that MNPI.
●You Cannot Trade During a Blackout Period. Even during a Trading Window, our Compliance Officer, at his or her discretion, may designate special trading restrictions (“Blackout Period”) that apply to specific individuals or groups of people (including all Insiders) for as long as our Compliance Officer determines. No Insider subject to a Blackout Period may trade our securities during any such Blackout Period. Additionally, no Insider subject to a Blackout Period is permitted to tell anyone not subject to the Blackout Period that a Blackout Period has been designated or that one previously was in
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place because that also is confidential information that cannot be disclosed internally or externally.
Permitted Trades Under 10b5-1 Plans
We allow Insiders to trade in our securities while in possession of MNPI, outside of a Trading Window or during a Blackout Period, pursuant to a “10b5-1 Plan.”
What Is a 10b5-1 Plan? A “10b5-1 Plan” is a written plan for selling or purchasing a predetermined number of shares that is entered into while an Insider is not in possession of MNPI as contemplated in Rule 10b5-1.
Who Can Enter Into a 10b5-1 Plan? We allow any Section 16 Insider or Designated Insider to enter into a 10b5-1 Plan. Because Section 16 Insiders and Designated Insiders are more likely than other Insiders to have access to MNPI, we allow all of our Section 16 Insiders and Designated Insiders to enter into a 10b5-1 Plan. In addition, we require our Section 16 Insiders to trade only pursuant to a 10b5-1 Plan.
How Do I Adopt a 10b5-1 Plan? We have engaged E*TRADE to administer our 10b5-1 Plans and any 10b5-1 Plan that you adopt must be adopted through E*TRADE unless otherwise approved by our Compliance Officer. If you are interested in setting up a 10b5-1 Plan, you should consult with our Compliance Officer and make sure that:
●The 10b5-1 Plan complies with the requirements of Rule 10b5-1 under the Exchange Act    and this Policy.
●You have certified to our Compliance Officer in writing, no earlier than two business days prior to the date that the 10b5-1 Plan is formally adopted, (and shall not have withdrawn such certification prior to such adoption), that as of such date and as of the adoption date of the 10b5-1 Plan, (i) you are not, and to your knowledge, will not be, aware of MNPI, (ii) all trades to be made pursuant to the 10b5-1 Plan will be in accordance with applicable SEC rules, (iii) you are adopting the 10b5-1 Plan in good faith and not as part of a plan or scheme to evade the evade the prohibitions of Section 10(b) of the Exchange Act and Rule 10b-5 of the Exchange Act, and (iv) you will act in good faith with respect to the 10b5-1 Plan throughout its duration. This certification may be made in an email to our Compliance Officer. You must notify the Compliance Officer promptly via email and withdraw the certification if any changes of circumstances prior to the adoption date of the 10b5-1 Plan have or will render such certification to be inaccurate as of that time.
●The first trade under the 10b5-1 Plan does not occur until the later of (A) ninety (90) days after adoption of the 10b5-1 Plan and (B) two (2) business days following the disclosure of
ZipRecruiter’s financial results in a Form 10-Q or Form 10-K for the completed fiscal quarter in which the 10b5-1 Plan was adopted that discloses ZipRecruiter’s financial results (but not to exceed 120 days following the adoption of the 10b5-1 Plan). This waiting period is referred to as the
“Cooling-Off Period.”.
●The 10b5-1 Plan is not a single-trade 10b5-1 Plan adopted during the 12- month period immediately following the person’s adoption of another single- trade 10b5-1 Plan, subject to the exceptions noted in Rule 10b5-1, which are provided for you in the Appendix.

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●The 10b5-1 Plan is adopted during a Trading Window and not during any Blackout Period.
●A person may have no more than one 10b5-1 Plan adopted at any point in time (i.e., multiple concurrent or overlapping plans are prohibited), subject to the exceptions noted in Rule 10b5-1, which are provided for you in the Appendix.
One of these exceptions is for plans authorizing certain “sell-to-cover” transactions.
Approval of a 10b5-1 Plan by our Compliance Officer and/or an acknowledgment of a 10b5-1 Plan by ZipRecruiter shall not be considered a determination by us, our Compliance Officer, or ZipRecruiter that the 10b5-1 Plan satisfies the requirements of Rule 10b5-1.
How Do I Modify a 10b5-1 Plan? Once you have an approved 10b5-1 Plan in place, you will need approval from our Compliance Officer to make certain changes to it.
Modifying or changing the amount, price, or timing of the purchase or sale of our securities underlying the 10b5-1 Plan (or a modification or change to a written formula or algorithm, or computer program that affects the amount, price, or timing of the purchase or sale of such securities) (any such modification or change, a “Plan Modification”) will be deemed to be the same as terminating your existing 10b5-1 Plan and entering into a new 10b5-1 Plan. As a result, the approval process for a Plan Modification is the same as the approval process for initially adopting a 10b5-1 Plan, including being subject to a new Cooling-Off Period. Because making frequent changes to a 10b5-1 Plan may give the appearance that you are trading on MNPI under the guise of that plan, we will only authorize two modifications per year. Plan Modifications can only be made during a Trading Window and not during any Blackout Period and only when you are not in possession of MNPI. For other modifications to a 10b5-1 Plan, you must notify the Compliance Officer of such modification in writing at least two business days prior to the modification and such modification must be approved by the Compliance Officer.
How Do I Terminate a 10b5-1 Plan? Once you have an approved 10b5-1 Plan in place, you will need approval from our Compliance Officer to terminate it.
Other Trading Arrangements
Insiders are not allowed to enter into “non-Rule 10b5-1 trading arrangements” (as defined in Regulation S-K Item 408(c)) unless otherwise approved in advance by the Compliance Officer.

THERE ARE SIGNIFICANT CONSEQUENCES FOR VIOLATING INSIDER TRADING LAWS
The consequences of violating the insider trading laws can be severe. People who violate insider trading laws may be required to disgorge profits made or losses avoided by trading, pay the loss suffered by the persons who purchased securities from or sold securities to the insider tippee, pay civil fines of up to three times the profit made or loss avoided, pay a criminal penalty of up to $5 million for individuals and $25 million for entities and serve a prison term of up to 20 years. In addition, individual directors, officers and other supervisory personnel may also be required to pay major civil or criminal penalties for failure to take appropriate steps to prevent insider trading by those under their supervision, influence or control.
CONSEQUENCES OF VIOLATING THIS POLICY
We may impose discipline on anyone violating this Policy, up to and including termination of
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employment, and we may issue stop transfer orders to our transfer agent to prevent any attempted trades that would violate this Policy.
ADMINISTRATION
The Compliance Officer will administer and interpret this Policy and enforce compliance as needed. The Compliance Officer may consult with ZipRecruiter’s outside legal counsel as needed. The Compliance Officer may designate other individuals to perform the
Compliance Officer’s duties under this Policy.
Neither ZipRecruiter nor the Compliance Officer will be liable for any act made under this Policy. Neither ZipRecruiter nor the Compliance Officer is responsible for any failure to approve a trade or for imposing any Blackout Period.
REPORTING VIOLATIONS
Any Insider who violates this Policy or any federal or state laws governing insider trading or tipping, or who knows of any such violation by any other Insider, must report the violation immediately to our Compliance Officer. To anonymously submit a concern or complaint regarding a possible violation of this Policy, you should follow the procedures outlined in our Whistleblower Policy. Anyone who violates this Policy may be subject to disciplinary measures, which may include termination of employment.
CHANGES TO THIS POLICY
Our Board reserves the right in its sole discretion to modify or grant waivers to this Policy. Any amendments or waiver may be publicly disclosed if required by applicable laws, rules and regulations. For the avoidance of doubt, unless explicitly stated by the Board, any waiver, amendment or modification of the Policy by the Board shall not be considered a waiver of our Code of Business Conduct and Ethics.
TRADING BY THE COMPANY
We will not transact in our securities unless in compliance with applicable U.S. securities laws, rules and regulations and applicable New York Stock Exchange listing standards.
EFFECTIVE DATE
The effective date of this Policy is February 6, 2025. The amendments to this Policy would not apply to any existing 10b5-1 Plan that was entered into prior to the effective date of this Policy, except to the extent that a Plan Modification is made to such plan after the effective date of this Policy.

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EXHIBIT A
Designated Insiders

All Vice President level employees and above
All members of the legal function that prepare (or assist with preparing) SEC filings and earnings materials
All members of the Investor Relations function that assist with preparing earnings releases All members of the Disclosure Committee
All members of the Finance and Accounting functions
All employees who have access to sensitive dashboards used for internal reporting and analysis of our financial and business performance
Section 16 Insiders and Designated Insiders’ administrative assistants who are expected to have regular access to MNPI
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Appendix
Exceptions to the Multiple, Overlapping 10b5-1 Plan Restriction Such exceptions are:
●An eligible “sell-to-cover” 10b5-1 Plan where such plan authorizes an agent to sell only such securities as are necessary to satisfy tax withholding obligations arising exclusively from the vesting of a compensatory award, such as restricted stock or stock appreciation rights, and the Insider does not otherwise exercise control over the timing of such sales. For the avoidance of doubt, this exception does not extend to sales incident to the exercise of option awards.
●A series of separate contracts with different broker-dealers or other agents acting on behalf of the person (other than ZipRecruiter) to execute trades thereunder may be treated as a single 10b5-1 Plan, provided that the individual constituent contracts with each broker-dealer or other agent, when taken together as a whole, meet all of the applicable conditions of and remain collectively subject to the provisions of Rule 10b5-1, including that a modification of any individual contract acts as modification of the whole 10b5-1 Plan, as defined in Rule 10b5- 1(c)(1)(iv). The substitution of a broker-dealer or other agent acting on behalf of the person (other than ZipRecruiter) for another broker-dealer that is executing trades pursuant to a 10b5-1 Plan shall not be a “Plan Modification” as long as the purchase or sales instructions applicable to the substitute and substituted broker are identical with respect to the prices of securities to be purchased or sold, dates of the purchases or sales to be executed, and amount of securities to be purchased or sold.
●One later-commencing 10b5-1 Plan for purchases or sales of any of our securities on the open market under which trading is not authorized to begin until after all trades under the earlier- commencing 10b5-1 Plan are completed or expired without execution. However, if the earlier- commencing 10b5-1 Plan does not end naturally pursuant to its existing terms without action by the 10b5-1 Plan participant, the first trade under such later-commencing 10b5-1 Plan must be scheduled after the “Effective Cooling-Off Period,” or the Cooling-Off Period that would be applicable to the later-commencing 10b5-1 Plan if the date of adoption of the later-commencing 10b5-1 Plan were deemed to be the date of termination of the earlier-commencing 10b5-1 Plan.
Exceptions to the Single-Trade 10b5-1 Plan Restriction
There is an exception for eligible “sell-to-cover” 10b5-1 Plans where the plan authorizes an agent to sell only such securities as are necessary to satisfy tax withholding obligations arising exclusively from the vesting of a compensatory award, such as restricted stock or stock appreciation rights, and the Insider does not otherwise exercise control over the timing of such sales.
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